UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 15, 2013
ASIA PACIFIC BOILER CORPORATION
(Exact name of registrant as specified in its charter)
Nevada	333-176312	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Unit 10 & 11, 26th Floor, Lippo Centre, Tower 2 89 Queensway Admiralty, Hong Kong 77057
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		+852-3875-3362
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Items

Effective February 14, 2014, Asia Pacific Boilier Corporation (“we”, “us”, “our”, the “Company”) entered into a letter of intent (the “LOI”) with Million Place Investments Limited, ("Million Place”), Inner Mongolia Yulong Pump Production Co. Ltd. (“Yulong Pump”), a People’s Republic of China (“PRC”) corporation, and Hohhot Devotion Boiler General Company Private Limited (“Devotion Boiler”), a PRC corporation, regarding the potential acquisition by our Company of all of the issued and outstanding shares of Million Place.  Million Place is a British Virgin Islands corporation which is seeking to acquire up to 51% of the outstanding securities of Yulong Pump, a PRC company.   Meanwhile, Yulong Pump has entered into a commitment for the acquisition of Devotion Boiler, also a PRC company.  Yulong Pump and Devotion Boiler are engaged in the design, production and sale of industrial steam and hot water boilers, primarily in the Inner Mongolia Autonomous Region of the PRC.     To date Million Place has acquired 49% of Yulong Pump and holds an option to acquire an additional 2%.

Our sole Director, John Gong Chin Ong, is the controlling shareholder, principal officer, and a director of Million Place.   Mr. Qin Xiu San, our president, is the majority shareholder, principal officer and a Director of Devotion Boiler. Both John Gong Chin Ong and Qin Xiu San are affiliated shareholders and principals of Yulong Pump.

The LOI does not obligate our Company or the other parties to complete the proposed transaction, but imposes a mandatory due diligence period and standstill through March 31, 2014.  Prior to March 31, 2014 the parties may give notice of satisfactory due diligence and their intention to negotiate a definitive agreement.

Item 9.01	Financial Statements and Exhibits
10.1	Letter of Intent dated February 14, 2014, with Million Place Investments Limited, Inner Mongolia Yulong Pump Production Co. Ltd., and Hohhot Devotion Boiler General Company Private Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA PACIFIC BOILER CORPORATION
/s/Qin Xiu San
Qin Xiu San
President
Date:	February 19, 2014